Exhibit 99.1

Carter Validus Mission Critical REIT, Inc. Completes Sales of
Two Data Centers Totaling $85.0 Million

Tampa, FL – June 18, 2018 - Carter Validus Mission Critical REIT, Inc. (the “Company”) announced today that it sold two data center properties for $85.0 million.

Milwaukee Data Center Sale
On June 11, 2018, the Company sold the Milwaukee Data Center to Landmark Infrastructure Operating Company, LLC, a Delaware limited liability company, for $21.0 million. The facility is a purpose-built, mission-critical data center located in Hartland, Wisconsin, approximately 30 miles from Milwaukee. The Milwaukee Data Center is situated on 7.98 acres, and consists of 59,516 square feet. The aggregate net book value of the Milwaukee Data Center, including intangible assets and liabilities recorded upon acquisition of the property and straight-line rent receivable, was approximately $17.4 million as of March 31, 2018.

Alpharetta Data Center II Sale
On June 15, 2018, the Company sold the Alpharetta Data Center II to Alpharetta DC, LLC, a Delaware limited liability company, for $64.0 million. The facility consists of 165,000 square feet, including 50,440 square feet of powered-shell enterprise data center space, 54,814 square feet of office and administration space and 59,746 square feet of supporting infrastructure space, and is situated on 14.40 acres in Alpharetta, Georgia, a northern suburb of Atlanta. The aggregate net book value of the Alpharetta Data Center II, including straight-line rent receivable, was approximately $55.1 million as of March 31, 2018.

“Consistent with our strategy of pursuing liquidity for our data center assets, we have successfully monetized two of our three remaining data center properties,” stated Michael A. Seton, Chief Executive Officer and President of the Company. “Our board of directors is actively evaluating how to best deploy the proceeds from these transactions, after any required paydown of the Company's debt obligations, including, but not limited to, further reducing the leverage of the Company and possibly paying a special distribution to our stockholders.” Mr. Seton added.

Remaining Data Center Property
The Company owns one data center property, the Andover Data Center, which is currently under contract to be sold and is anticipated to close in the third quarter of this year; however, the certainty of sale, or any other outcome, is not assured.

About Carter Validus Mission Critical REIT, Inc.
Carter Validus Mission Critical REIT, Inc. is a real estate investment trust that invests in mission critical real estate assets located throughout the United States. Mission critical real estate assets are purpose-built facilities designed to support the most essential operations of tenants.

Media Contact
Cindy Etheredge
Marketing Director, Carter Validus
813-316-4323
cetheredge@cvreit.com

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “should,” “will” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform the statement to actual results or changes in the Company’s expectations.